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                                                                    EXHIBIT 99.1

                        DESCRIPTION OF RELIANT RESOURCES
                           RISK MANAGEMENT STRUCTURE

RISK MANAGEMENT STRUCTURE

      Reliant Resources, Inc. (we) has a risk control framework to limit, monitor, measure and manage the risk in our existing portfolio of assets and contracts and to risk-measure and authorize new transactions. These risks include market, credit, liquidity and operational exposures. We believe that we have effective procedures for evaluating and managing these risks to which we are exposed. Key risk control activities include limits on trading and marketing exposures and products, credit review and approval, credit and performance risk measurement and monitoring, validation of transactions, portfolio valuation and daily portfolio reporting including mark-to-market valuation, VAR and other risk measurement metrics.

      We seek to monitor and control our risk exposures through a variety of separate but complementary processes and committees which involve business unit management, senior management and our Board of Directors, as detailed below.

      Board of Directors. Our Board of Directors affirms the overall strategy and approves overall risk limits for commodity trading and marketing.

      Audit Committee. The Audit Committee of our Board of Directors assesses the adequacy of the risk control organization and policies. The Audit Committee of our Board of Directors meets at least three times a year to:

      -     approve the risk control organization structure,

      -     approve the corporate-wide risk control policy,

      -     monitor compliance with trading limits,

      -     review significant risk control issues, and

      - recommend to our Board of Directors corporate-wide commodity risk limit parameters for trading and marketing activities.

      Executive Management. Our executive management appoints the Risk Oversight Committee members, reviews and approves recommendations of the Risk Oversight Committee prior to presentations to the Audit Committee of our Board of Directors, and approves and monitors broad risk limit allocations to the business segments and product types. Our executive management receives daily position reports of our trading and marketing activities.

      Risk Oversight Committee. The Risk Oversight Committee, which is comprised of corporate and business segment officers, oversees all of our trading, marketing and hedging activities and other activities involving market risks. These activities expose us to commodity price, credit, foreign currency and interest rate risks. The Risk Oversight Committee meets at least monthly. For trading, marketing and hedging activities, the Risk Oversight Committee:

      -     monitors compliance of our trading units,

      -     reviews daily position reports for trading and marketing activities,

      - recommends adjustments to trading limits, products and policies to the Audit Committee of our Board of Directors,

      -     approves business segment's detailed policies and procedures,

      - allocates Board of Director-approved trading and marketing risk capital limits, including VAR limits,

      - approves new trading, marketing and hedging products and commodities,


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      -     approves entrance into new trading markets,

      - monitors processes and information systems related to the management of our risk to market exposures, and

      -     places guidelines and limits around hedging activities.

      Commitment Review Committee. The Commitment Review Committee, which is comprised of corporate officers, establishes corporate-wide standards for the evaluation of capital projects and other significant commitments, evaluates proposed capital projects and other significant commitments, and makes recommendations to the chief executive officer. The Commitment Review Committee is scheduled to meet on an as needed basis.

      Corporate Risk Control Organization. Our Corporate Risk Control Organization is headed by a chief risk control officer who has corporate-wide oversight for maintaining consistent application of corporate risk policies within individual business segments. The Corporate Risk Control Organization:

      - recommends the corporate-wide risk management policies and procedures which are approved by the Audit Committee of our Board of Directors;

      - provides updates of trading and marketing activities to the Audit Committee of our Board of Directors on a regular basis;

      - provides oversight of our ongoing development and implementation of operational risk policies, framework and methodologies;

      - monitors effectiveness of the corporate-wide risk management policies, procedures and risk limits;

      - evaluates the business segment risk control organizations, including information systems and reporting;

      - evaluates all significant valuation methodologies, assumptions and models;

      -     evaluates allocation of risk limits within our business segments;

      -     reviews daily position reports of trading and marketing activities;
            and

      -     reviews inherent risks in proposed transactions.

      Business Segment Risk Control Organizations. Each of our business segments has a Business Segment Risk Control Organization, which is headed by a risk control officer who reports to the Corporate Risk Control Organization and the business segment's executive management outside of the commercial trading organization. The Business Segment Risk Control Organization:

      - develops and maintains the risk control infrastructure, including policies, processes, personnel and information and valuation systems, to analyze and report the daily risk positions to Executive Management, the Risk Oversight Committee, the Corporate Risk Control Organization, the Internal Audit Department and the Controllers Organization;

      -     reviews credit exposures for customers and counterparties;

      - reviews all significant valuation methodologies, assumptions and models used for risk measurement, mark-to-market valuations and structured transaction evaluations;

      - ensures risk systems can adequately measure positions and related risk exposures for new products and transactions;


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      -     evaluates new transactions for compliance with risk policies and limits; and

      -     evaluates effectiveness of hedges.

      The management of each of the business segments is responsible for the management of its risks and for maintaining a conducive environment for effective risk control activities as part of its overall responsibility for the proper management of the business unit. Commercial management has in-depth knowledge of the primary sources of risk in their individual markets and the instruments available to hedge our exposures. Commercial management allocates risk limits that have been allocated to specific markets and to individual traders, within the limits imposed by the Risk Oversight Committee. Risk limits are monitored on a daily basis. Risk limit violations, including VAR, are reported to the appropriate level of management in the business segment and corporate organizations, depending on the type and severity of the violations.

      Segregation of duties and management oversight are fundamental elements of our risk management process. There are segregation of duties among the trading and marketing functions; transaction validation and documentation; risk measurement and reporting; settlements function; accounting and financial reporting functions; and treasury function. These risk management processes and related controls are reviewed by our corporate Internal Audit Department on a regular basis. When appropriate, external advisors or consultants with relevant experience will assist the Internal Audit Department with their reviews.

      The effectiveness of our policies and procedures for managing risk exposure can never be completely estimated or fully assured. For example, we could experience losses, which could have a material adverse effect on our financial condition, results of operations or cash flows, from unexpectedly large or rapid movements or disruptions in the energy markets, from regulatory-driven market rules changes and bankruptcy of customers or counterparties.



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